Exhibit 23.2

Consent of Independent Petroleum Engineers

Board of Directors
New Source Energy Partners L.P.
Oklahoma City, Oklahoma

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of New Source Energy Partners L.P., to be filed with the United States Securities and Exchange Commission on or about July 15, 2014, of our estimates of reserves contained in our report entitled “New Source Energy Partners Limited Partnership Estimated Reserves and Income as of December 31, 2013.”

Yours truly,

RALPH E. DAVIS ASSOCIATES, INC.

By: /s/ Allen C. Barron
Allen C. Barron, P.E.

Houston, Texas
July 15, 2014